Exhibit 5.1

October 1, 2020

Utz Brands, Inc.

900 High Street

Hanover, PA 17331

Re:	Utz Brands, Inc. Registration on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Utz Brands, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-1 (File No. 333-248954), initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 21, 2020 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to (a) the issuance of up to 23,033,332 shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) upon the exercise of warrants (the “Warrants”) issued pursuant to the Warrant Agreement, dated October 4, 2018 (including the form of Warrant Certificate included therein, the “Warrant Agreement”), between Continental Transfer & Trust Company and the Company (such shares, the “Warrant Shares”), and (b) the resale by the selling security holders (the “Selling Holders”) of (i) up to 8,366,666 Warrants held by the Selling Holders (the “Secondary Warrants”), (ii) up to 8,366,666 Warrant Shares issuable upon the exercise of the Secondary Warrants, (iii) up to 15,375,000 shares of Class A Common Stock held by the Selling Holders (the “Issued Shares”), (iv) 61,249,000 shares of Class A Common Stock issuable upon the conversion of 61,249,000 common units representing limited liability company interest of Utz Brands Holdings, LLC (along with the surrender and cancellation of a corresponding number of shares of Class V Common Stock, par value $0.0001 per share, of the Company) (the “Retained Company Units Reserved Shares”), and (v) up 1,557,941 shares of Class A Common Stock (the “2020 LTIP RSU Reserved Shares”) issuable upon settlement of certain restricted stock units (“2020 LTIP RSUs”) awarded under the Utz Quality Foods, LLC 2020 Long-Term Incentive Plan (the “2020 LTIP”). The Warrant Shares, the Secondary Warrants, the Issued Shares, the Retained Company Units Reserved Shares and the 2020 LTIP RSU Reserved Shares are collectively referred to herein as the “Securities.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (a) the certificate of incorporation of the Company, as in effect on the date hereof (the “Certificate of Incorporation”), (b) the bylaws of the Company, as in effect on the date hereof, (c) the Registration Statement, (d) resolutions of the board of directors of the Company relating to, among other matters, the issuance of the Warrants, the 2020 LTIP RSUs and the shares of Class A Common Stock underlying the Warrants and the filing of the Registration Statement, (e) the Warrant Agreement, (f) the form of Forward Purchase Agreement, entered into by the Company and each of the purchasers thereunder, on or about September 7, 2018 (the “Forward Purchase Agreements” and together with the Warrant Agreement, the “Transaction Agreements”), (g) the Utz Quality Foods, LLC 2020 Long-Term Incentive Plan and the award documents entered into by the Company or its subsidiaries, and each of the participants thereunder, (h) the Business Combination Agreement, dated June 5, 2020, by and among the Company, Series U of UM Partners, LLC (“Series U”), Series R of UM Partners, LLC (“Series R”) and Utz Brands Holdings, LLC (“UBH”), (i) the Third Amended and Restated Limited Liability Company Agreement of UBH, dated as of August 28, 2020, by and among UBH, the Company, Series U and Series R (the “Limited Liability Company Agreement”), (h) a copy of certain resolutions of the Board of Directors of the Company, and (i) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. We have also examined originals or copies, certified or otherwise

Utz Brands, Inc.

October 1, 2020

identified to our satisfaction, of such records of the Company and the Selling Holders and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and the Selling Holders and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in a certificate from certain officers of the Company to us.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. We have also assumed that the Forward Purchase Agreements executed by each of the purchasers of securities thereunder are substantially identical to the form of Forward Purchase Agreement presented to us. With respect to our opinion set forth in paragraph 2 below, we have assumed that (i) the Company received the consideration for the Secondary Shares and Secondary Warrants set forth in the applicable Transaction Agreements and the applicable board resolutions and (ii) the issuance of the Secondary Warrants and the Secondary Shares has been registered in the Company’s warrant or share registry, as applicable. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Selling Holders and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined-on Law”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.    When the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act, the Warrant Shares, when issued in accordance with the terms of the Warrant Agreement by the Company against payment of the exercise price therefor and registered in the Company’s share registry, will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.0001 per share.

2.    The Issued Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.

3.    The Secondary Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

4.    The Retained Company Units Reserved Shares, when issued in accordance with the terms of the Certificate of Incorporation and the Limited Liability Company Agreement and registered in the Company’s share registry, will be validly issued, fully paid and nonassessable and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the DGCL.

5.    The 2020 LTIP RSU Reserved Shares, when issued in accordance with the terms of the Certificate of Incorporation and the 2020 LTIP and registered in the Company’s share registry, will be validly issued, fully paid and nonassessable and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the DGCL.

The opinions stated herein are subject to the following qualifications:

(a)    we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

Utz Brands, Inc.

October 1, 2020

(b)    we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)    except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement, enforceable against such party in accordance with its terms;

(d)    we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Agreement relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations; and

(e)    to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in the Warrant Agreement, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity or constitutionality.

In addition, in rendering the foregoing opinions we have assumed that, at all applicable times:

(a)    neither the execution and delivery by the Company of the Transaction Agreements nor the performance by the Company of its obligations thereunder, including the issuance or sale, as applicable, of the Securities: (i) constituted or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements or instruments which are listed in Part II of the Registration Statement), (ii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined-on Law); and

(b)    neither the execution and delivery by the Company of the Transaction Agreements nor the performance by the Company of its obligations thereunder, including the issuance or sale, as applicable, of the Securities, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction (except that we do not make the assumption set forth in this clause (b) with respect to the Opined-on Law).

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of New York or Delaware be changed by legislative action, judicial decision or otherwise.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Cozen O'Connor

Cozen O'Connor